Exhibit (a)(1)(I)

OPTION EXCHANGE FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Option Exchange. We urge you to read carefully the following questions and answers. Where applicable, we have included section references to the Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial, legal and/or tax advisors before deciding whether to participate in this Offer to Exchange. Please review these questions and answers, and the remainder of the Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions and answers have been separated into three sections, (i) option exchange design questions, (ii) administrative and timing questions and (iii) other important questions.

Option Exchange Design Questions

What is the Option Exchange?

The Option Exchange is being offered by Sage to allow eligible employees of Sage to exchange their outstanding stock options that were granted under the 2014 Plan or our 2016 Inducement Plan that have exercise prices equal to or greater than $35.00, for new options covering a lesser amount of shares, which we refer to as “Replacement Options”. The number of shares subject to Replacement Options that will be granted in exchange for existing Eligible Options will be determined by the exchange ratios described below. The Replacement Options will be granted on the date on which we cancel the Eligible Options accepted for exchange, which we expect will be the first business day following the expiration date of this Offer. The Replacement Options will have an exercise price equal to the closing price of our common stock on Nasdaq on the date the Replacement Options are granted, which we refer to as the Replacement Option Grant Date. The Replacement Options will be subject to the terms and conditions as provided for in our 2014 Plan. Each Replacement Option will have a term equal to seven years from the Replacement Option Grant Date.

Replacement Options will vest in equal monthly installments over a period of 18 months from the Replacement Option Grant Date, subject to continued service as an employee to Sage or any of our subsidiaries through the applicable vesting date.

Why are we making this Offer?

An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of Replacement Options with a fair value that, in the aggregate, will be approximately equal to the fair value of the Eligible Options that are surrendered in the Option Exchange.

A significant majority of our employees’ options have exercise prices that exceed, in some cases significantly, the current trading price of our common stock, which remains below historical levels. We face significant competition for experienced and talented personnel in our industry, and stock options are an important part of our incentive compensation. We believe that significantly underwater stock options are less effective as performance incentives because they provide less or no perceived value to employee option holders, as stock options cannot be sold and only provide value to the holder when there is a positive spread between the exercise price and the current stock price.

As of December 31, 2023, we had a total of 8,118,041 shares of common stock subject to outstanding stock options under our Equity Plans, with a range in exercise prices from $1.36 per share to $192.33 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Pursuant to the Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. If all Eligible Options are exchanged in the Option Exchange, we estimate that the net reduction in our equity overhang could be up to 16% of our overhang and 3.0% of our fully diluted share count, based on 60,043,643 shares outstanding as of December 31, 2023. Surrendered Eligible Options will be cancelled and will not be returned to the pool of shares available for future grant under the Equity Plans.

The Option Exchange is voluntary and will allow Eligible Holders to choose whether to keep their Eligible Options at existing exercise prices and terms or to exchange those options for Replacement Options with new exercise prices. We intend the Option Exchange to enable Eligible Holders to recognize value from their options, but this cannot be guaranteed considering the unpredictability of the stock market and vesting terms contingent upon continued employment. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)

Subject to the limitations set forth in Sections 6 and 14 of the Offer to Exchange entitled “Conditions of this Offer” and “Extension of Offer; Termination; Amendment,” respectively, we reserve the right, before the Offer Expiration Date, to terminate or amend this Offer to Exchange and to postpone our acceptance and cancellation of any Eligible Options elected for exchange if at any time on or after the date of commencement of the Offer to Exchange and prior to the Offer Expiration Date certain events have occurred, including any increase or decrease of greater than 33% of the market price of our common stock that occurs during the offer period as measured from $26.27, which was the closing price of our common stock on Nasdaq on January 22, 2024, or if we do not receive approval of the Option Exchange by our stockholders.

How does the Option Exchange work?

We are offering eligible employees the opportunity to exchange their outstanding options that were issued under the Equity Plans and have exercise prices equal to or greater than $35.00 for a predetermined number of Replacement Options, rounded up to the nearest whole share, based on the exchange ratios described in the table below. The outstanding options that you hold give you the right to purchase our shares of common stock once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer to Exchange, we refer to the actual options you hold to purchase our shares of common stock and not the shares of common stock underlying those options.

Replacement Options will be granted with a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date, which we expect to be the first business day following the Offer Expiration Date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender Eligible Options on or before 11:59 p.m., Eastern Time, on February 20, 2024 (the “Offer Expiration Date”), unless this Offer is extended, after which time such election will be irrevocable.

The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that an employee must surrender in order to receive one share of common stock underlying a Replacement Option, and vary based on the exercise price of the Eligible Options and the fair value of the Eligible Options within the relevant grouping. The exchange ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the volatility of our stock, the expected term of a stock option and interest rates. The exchange ratios were calculated to result in an aggregate fair value of the Replacement Options approximately equal to the aggregate current fair value of the Eligible Options they replace, measured as of November 1, 2023, in order to balance the compensatory goals of the Option Exchange and the interests of our stockholders, including reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of Replacement Options. The number of shares of common stock underlying each Replacement Option will be calculated according to the exchange ratios and will be rounded up to the nearest whole share on a grant-by-grant basis (based on the grant date of the Eligible Option). Replacement Options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of January 16, 2024)	Exchange Ratio (Eligible Options to Replacement Options)

$35.00 to $59.99	1,759,717	1.50 to 1

$60.00 to $99.99	879,193	2.25 to 1

$100.00 to $149.99	186,320	4.00 to 1

$150.00 and above	679,450	5.00 to 1

The per share exercise price of the Replacement Options will be the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date.

Unless prevented by law or applicable regulations, Eligible Options accepted for exchange will be cancelled, and Replacement Options will be granted under the 2014 Plan.

Example

To illustrate how the exchange ratios work, assume that:

•	You are a non-executive officer employee of Sage as of the Offer commencement date and remain an employee through the Offer Expiration Date.

•

You have four existing option grants each to purchase 1,000 shares of common stock with corresponding per share exercise prices of: $152.05 (hypothetical grant date of November 25, 2019), $79.88 (hypothetical grant date of November 24, 2020), $40.01 (hypothetical grant date of November 24, 2021) and $31.87 (hypothetical grant date of June 14, 2022). Each option vests as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date, and as to the remainder in 36 equal monthly installments thereafter, subject to continued service.

•	Solely for purposes of illustration, the Replacement Option Grant Date is January 22, 2024.

If you elect to participate in the Offer:

•

You will only be able to elect to exchange your three existing option grants with per share exercise prices of $152.05, $79.88 and $40.01 for Replacement Options. Your election to exchange can cover zero shares or all 1,000 shares of each separate option grant (i.e., with the same exercise price and grant date). You cannot elect to exchange less than the full amount of a separate option grant. For example, you cannot elect to exchange 500 shares of the option grant with the exercise price of $152.05, $79.88 and $40.01. Instead, you can elect to exchange either all options with that exercise price, or none. If you have previously exercised a portion of an eligible separate option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged.

•

You will not be able to elect to exchange your existing option grant with a per share exercise price of $31.87 for a Replacement Option because the exercise price for this option grant is less than $35.00.

•

All the Replacement Options will vest in equal monthly installments over a period of 18 months following the Replacement Option Grant Date, subject to your continued service to Sage or any of our subsidiaries as an employee on the applicable vesting date.

•	The Replacement Options will have an exercise price per share of $26.27, which was the closing price of our common stock on Nasdaq on January 22, 2024.

Under these facts, the table below shows the number of shares of common stock subject to each Replacement Option you would receive were you to participate in the Offer and elect to exchange the existing Eligible Options with per share exercise prices of $152.05, $79.88 and $40.01.

Grant Date of Eligible Option	Exercise Price of Eligible Option	Cancelled Shares Subject To Eligible Option	Exchange Ratio	Shares Subject to Replacement Option

November 25, 2019	$152.05	1,000		5.00 to 1	200

November 24, 2020	$79.88	1,000		2.25 to 1	445

November 24, 2021	$40.01	1,000		1.50 to 1	667

Which options are eligible for this Offer?

Options eligible for exchange are those held by employees who are not executive officers that were issued under the Equity Plans and have exercise prices equal to or greater $35.00. Members of the Sage Board of Directors are not eligible to participate in the Offer. If you are eligible to participate in the Option Exchange, the Option Exchange website will indicate which of your stock options are eligible for exchange.

Eligible Options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of the Offer Expiration Date and will not be eligible to be exchanged for Replacement Options.

Who is eligible to participate in this Offer?

You are eligible to participate in the Offer if you:

•

are an employee of Sage or any of our subsidiaries on the date the Offer to Exchange commences and have not submitted a notice of resignation or termination, or been notified by Sage that your employment is being terminated;

•

as of the date the Replacement Options are granted, you are an employee of Sage or any of our subsidiaries and have not submitted a notice of resignation or termination, or been notified by Sage that your employment is being terminated;

•	are not an executive officer of Sage or a member of Sage’s Board of Directors; and

•	hold at least one Eligible Option as of the commencement of the Offer.

What if I leave Sage before the Offer Expiration Date?

If you are no longer employed with Sage or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason, or have submitted a notice of resignation or termination, or been notified by Sage that your employment is being terminated, before the Offer Expiration Date, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF SAGE AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) BY PAYING THE CURRENT EXERCISE PRICE DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” for additional information.

Why aren’t the exchange ratios set at one-for-one?

The exchange ratios were calculated to result in an aggregate fair value of the Replacement Options approximately equal to the aggregate current fair value of the Eligible Options they replace, measured as of November 1, 2023, in order to balance the compensatory goals of the option exchange and the interests of our stockholders, which include reducing our total number of outstanding options, avoiding further dilution to our stockholders, and minimizing the accounting expense of the grants of Replacement Options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the Replacement Options and the associated accounting expense would be greater than the current fair value of the Eligible Options. Accordingly, the higher-value Replacement Options will cover fewer shares than the lower-value Eligible Options they replace to achieve the same relative fair value for accounting purposes.

If I participate, what will happen to my exchanged options?

Eligible Options that you elect to exchange will be cancelled on first business day following the Offer Expiration Date, which is currently scheduled for 11:59 p.m., Eastern Time, on February 20, 2024, unless this Offer is extended. Eligible Options cancelled in the Option Exchange will not be returned to the pool of shares available for issuance under the Equity Plans.

If I elect to exchange some of my Eligible Options, do I have to elect to exchange all of my Eligible Options?

No. You may elect to exchange your Eligible Options on a grant-by-grant basis (determined based on options having the same grant date and exercise price). If you elect to exchange any portion of an eligible separate option grant in the Offer, you must elect to exchange the entire eligible separate option grant. No partial exchanges of separate option grants will be permitted.

There are two types of stock options – incentive stock options and non-qualified stock options – and the tax treatment of each type is different. Some of your Eligible Option grants may consist entirely of one of these two types of options and some of your Eligible Option grants may consist of a mix of both types due to the application of certain limits on incentive stock options under U.S. tax laws. This “split” is determined automatically at the time of grant and is reflected in your Morgan Stanley at Work Shareworks (“Shareworks”) account and will also be reflected on the Option Exchange website. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as incentive stock options and the other representing the portion of the grant treated as non-qualified stock options, although both awards are technically part of the same “grant” with the same grant date. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an Eligible Option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the incentive stock option and non-qualified stock option components of an Eligible Option grant, and you must exchange all or none of such grant. See Section 13 of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for further information.

What happens to Eligible Options that I choose not to exchange or that you do not accept for exchange?

Eligible Options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

Will I receive non-qualified stock options or incentive stock options if I participate in this Offer?

All Replacement Options issued in the Option Exchange will be granted as non-qualified stock options, even if your exchanged option was an incentive stock option. See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.

What are the conditions to this Offer?

This Offer is subject to the conditions described in Section 6, including approval of the Option Exchange by our stockholders at the special meeting to be held on January 31, 2024. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” for additional information.)

Administrative and Timing Questions

How do I participate in this Offer?

1.

If you choose to participate in the Option Exchange, you must take the following action on or before 11:59 p.m., Eastern Time, on the Offer Expiration Date: Click on the link to the Option Exchange website in the announcement email you received from Infinite Equity on January 23, 2024, announcing the Option Exchange, or go to the Option Exchange website at https://www.myoptionexchange.com. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•

the number of vested shares of Sage common stock subject to the Eligible Option grant as of February 20, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•

the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.

On the “Election Form” page, make your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Do Not Exchange.” In that event, the Eligible Option will not be exchanged.

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the election process via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing sage@infiniteequity.com. We must receive your properly completed and submitted election by the Offer Expiration Date of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on February 20, 2024. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email sage@infiniteequity.com.

If you wish to exchange any portion of an individual Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. As discussed above, some of your Eligible Option grants may consist of both incentive stock options and non-qualified stock options due to the application of certain limits on incentive stock options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as incentive stock options and the other representing the portion of the grant that qualifies as non-qualified stock options. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an Eligible Option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the incentive stock option and non-qualified components of an Eligible Option, and you must exchange all or none of such grant.

If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.

How do I find out the details about my existing options?

Certain information regarding your Eligible Options will be provided to you on the Option Exchange website. To access the Option Exchange Website:

1.

Click on the link to the Option Exchange website in the announcement email you received from Infinite Equity on January 23, 2024, announcing the commencement of the Option Exchange, or go to the Option Exchange website at https://www.myoptionexchange.com. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•

the number of vested shares of Sage common stock subject to the Eligible Option grant as of February 20, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•

the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

If you believe there is an error with respect to your personalized information presented on the Option Exchange website, please contact compensation@sagerx.com. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email sage@infiniteequity.com.

For further details about your existing options, you should refer to the Equity Plans and the option award agreement for your Eligible Options which are available on the Shareworks website.

What will happen if I do not submit my election by the deadline?

If you do not submit your election by the deadline, then you will not be permitted to participate in this Offer, and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.

Please note that if you do not wish to participate in this Offer, no action by you is needed and you are not required to visit the Option Exchange website. (See “Risk Factors” for additional information.)

IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

During what period of time can I withdraw or change my previous elections?

You can withdraw or change your previously submitted election to exchange or not exchange Eligible Options at any time on or before 11:59 p.m., Eastern Time, on the Offer Expiration Date, which is scheduled to occur on February 20, 2024, unless extended by us. If this Offer is extended beyond February 20, 2024, you can withdraw or change your election at any time until the extended expiration date of this Offer.

Election Changes and Withdrawals via the Option Exchange Website:

Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 11:59 p.m., Eastern Time, on February 20, 2024.

1.	Log in to the Option Exchange website at www.myoptionexchange.com.

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•

the number of vested shares of our common stock subject to the Eligible Option grant as of February 20, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•

the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.

On the “Election Form” page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Do Not Exchange.” In that event, the Eligible Option will not be exchanged.

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing sage@infiniteequity.com. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

Yes, any unexercised portion of an eligible separate option grant can be exchanged. If you have previously exercised a portion of an Eligible Option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. The Replacement Option will only replace the portion of Eligible Option grant that is cancelled upon the expiration of this Offer.

Can I select which of my Eligible Options to exchange?

Yes. You can exchange your Eligible Options on a grant-by-grant basis, determined based on the current exercise price of the Eligible Option. However, no partial exchanges of eligible separate option grants will be permitted.

Can I exchange both vested and unvested Eligible Options?

Yes. You can exchange Eligible Options, whether or not they are vested. The vesting schedule for Replacement Options is described below.

What will be my new option exercise price?

The per share exercise price of the Replacement Options will be the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date, which is expected to occur on the first business day following the Offer Expiration Date. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE REPLACEMENT OPTION GRANT DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date,” Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” for additional information.)

When will the Replacement Options be granted?

We expect to grant the Replacement Options on the first business day following the Offer Expiration Date, which is the date we cancel options elected for exchange. The Offer Expiration Date is currently scheduled for February 20, 2024. If this Offer is extended beyond February 20, 2024, then we expect that the Replacement Options will be granted promptly following the expiration date of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)

When will the Replacement Options vest?

Replacement Options will vest in equal monthly installments over a period of 18 months from the Replacement Option Grant Date, subject to your continued service to Sage or any of our subsidiaries as an employee through the applicable vesting date.

Like all of our outstanding options, the vesting of the Replacement Options is dependent upon continued service to Sage as an employee through the applicable vesting date. Replacement Options are subject to the terms and conditions as provided for in the 2014 Plan and may be forfeited if not vested at the time of a termination of service as an employee. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)

What will be the terms and conditions of my Replacement Options?

Replacement Options will have terms and conditions set forth in the 2014 Plan and will be subject to an applicable form of option award agreement. In addition, the number of shares subject to the Replacement Options and the Replacement Options’ exercise prices and vesting dates will be different from such terms that are applicable to Eligible Options, but the Replacement Options will otherwise have terms and conditions generally similar to the surrendered Eligible Options, including any provisions in an option agreement or other agreement providing for extended exercisability upon certain terminations.

You are encouraged to consult the 2014 Plan and the form of option award agreement for complete information about the terms of the Replacement Options, which are available through Sage’s option administration website, www.shareworks.solium.com. Each Replacement Option will have a term equal to seven years from the Replacement Option Grant Date, subject in most cases to earlier expiration of the option following termination of your employment with Sage or any of our subsidiaries. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)

What if my employment with Sage is terminated after the Replacement Options are granted?

If your employment with Sage or any of our subsidiaries is terminated for any reason after the Replacement Option has been granted, you will forfeit any shares of common stock underlying your Replacement Options that are unvested at the date of your termination, subject to any provisions providing for accelerated vesting. You may exercise your Replacement Options that are vested as of the date of your termination within the time set forth in your option award agreement (generally, within three months following the date of your termination of employment). (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)

What happens if Sage is subject to a change in control AFTER the Replacement Options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. It is possible that, after the grant of Replacement Options, we could undertake a transaction, such as a merger or other similar transaction, as a result of which the current share ownership of our Company would change such that a new group of stockholders would hold the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a “change in control” transaction.

For information about the change in control provisions governing your Eligible Options, you can refer to our 2014 Plan and the prospectus for the 2014 Plan. Your option award agreement(s) and certain other agreements between you and Sage may also contain provisions that affect the treatment of your options in the event of a change in control.

What happens if Sage is subject to a change in control BEFORE the Replacement Options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating this Offer and/or your right to receive Replacement Options under this Offer. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, your Eligible Options would remain outstanding pursuant to their original terms.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our share price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the Replacement Options could be drastically altered. For example, if our shares of common stock were to be acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the Replacement Options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the Replacement Options may be higher than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering Eligible Holders might have their Replacement Options convert into options to purchase shares of a different issuer. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)

Are there other circumstances where I would not be granted Replacement Options?

Yes. Even if we accept your tendered options, we will not grant Replacement Options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the Offer Expiration Date, you will not be granted Replacement Options, if at all, until all necessary government approvals have been obtained.

Under the terms of the Equity Plans, we are also required to receive approval from our stockholders of the Option Exchange. The consummation of the Offer therefore is subject to our stockholders approving the Option Exchange at the special meeting to be held on January 31, 2024. If our stockholders do not approve the Option Exchange at the special meeting, the Offer will be terminated and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.

In addition, we will not grant Replacement Options to you if you are not an Eligible Holder on the Replacement Option Grant Date. Please see Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” for additional information.

After the Offer Expiration Date, what happens if my options end up underwater again?

The price of our common stock may not appreciate over the long term, and your Replacement Options may become underwater after the Offer Expiration Date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)

Other Important Questions

What are the U.S. federal income tax consequences of my participation in this Offer?

This Offer includes disclosures regarding the expected material U.S. federal income tax consequences of the proposed option exchange. These disclosures do not address any other tax considerations (such as state, local or foreign taxes) to which you may be subject. You should review these disclosures carefully before deciding whether or not to participate in this Offer. These disclosures are provided for your general information only, and do not constitute any tax, legal or financial advice from the Company to you, nor any recommendation from the Company to you regarding whether or not you should participate in the Offer. You are cautioned that U.S. federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances, and are subject to change at any time. If you are subject to the tax laws of a country other than the U.S., even if you are a resident of the U.S., you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. Consequently, you are urged to consult your tax advisor with respect to any questions you may have about your participation in the Offer.

Please also see Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.

How should I decide whether or not to participate?

The decision to participate must be your personal decision and will depend largely on your assumptions about the future of our business, our share price, the overall economic environment, and the performance of publicly traded stocks generally. If Replacement Options are granted with a lower exercise price than your Eligible Options, such lower exercise price may allow you to recognize value from your option sooner. There is an inflection point, however, at higher Sage share prices where the value of the Eligible Option you surrendered would have been greater than the value of the Replacement Option. The reason for this is because your Replacement Option will cover fewer shares than the Eligible Option you surrendered. The inflection point for each option grant varies depending on the exercise price and the exchange ratio of such Eligible Option grant. You will be able to model how many new Replacement Options you would receive in exchange for your Eligible Options and evaluate this inflection point on the Option Exchange website on a grant-by-grant basis.

In addition, the Replacement Options will be completely unvested on the Replacement Option Grant Date, regardless of whether the Eligible Option was wholly or partially vested; it is possible that your Replacement Options could take longer to fully vest than your Eligible Options and, if your service to Sage or any of our subsidiaries as an employee terminates prior to your Replacement Options becoming fully vested, you will forfeit your unvested Replacement Options even if your surrendered options would have been fully vested.

We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE CARRIES CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE SHARE PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offer to Exchange entitled “Miscellaneous” for additional information.)

What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my Eligible Options?

Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Please contact your personal financial, legal and/or tax advisors to assist you in determining if you should exchange your Eligible Options.

What are some of the potential risks if I choose to exchange my outstanding Eligible Options?

We cannot predict how our common stock or the stock market will perform before the date that the Replacement Options will be granted, and the price of Sage common stock may increase or decrease significantly at any time. A significant increase in the price of Sage common stock prior to the date the Replacement Options are granted could result in the new grants having a higher exercise price than those you exchanged and could make the Replacement Options less valuable than those you exchanged. In addition, because the Replacement Option you will receive will be exercisable for fewer shares than the Eligible Option you surrendered, there is an inflection point at higher Sage share prices where the value of the Eligible Option you surrendered would have been greater than the value of your Replacement Option. You will be able to model how many new Replacement Options you would receive in exchange for your Eligible Options and evaluate this inflection point on the Option Exchange website on a grant-by-grant basis.

The Replacement Options you receive may also have a longer vesting period than your Eligible Options, and if your service to Sage or any of our subsidiaries as an employee terminates before the Replacement Options are vested, you will not be able to exercise any unvested Replacement Options.

Please also see the section entitled “Risk Factors” for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Option Exchange.

To whom should I ask questions regarding this Offer?

If you have questions regarding the Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document or other documents relating to the Offer), please email compensation@sagerx.com.

SAGE MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.